First Commerce Bancshares, Inc.
                      LINCOLN, NEBRASKA








                          DIVIDEND
                      REINVESTMENT PLAN

                             AND

                EMPLOYEE STOCK PURCHASE PLAN









                  A convenient way for you
               to increase your investment in
               First Commerce Bancshares, Inc.

Dear Shareholder or Employee:

First Commerce Bancshares, Inc. (the Company) is pleased to make available to you this Dividend Reinvestment Plan and Employee Stock Purchase Plan. This Plan offers shareholders a convenient way to acquire additional shares of the Company's stock by having quarterly dividends automatically reinvested in additional shares (Dividend Reinvestment) or by sending in funds to purchase additional shares (Optional Cash Contribution). This Plan also offers employees a convenient way to acquire shares of the Company's stock through voluntary payroll deduction.

Participation in the Plan is voluntary, and participants may withdraw at any time. To participate in the Plan, you must be a registered shareholder or an employee.

We recommend that you carefully review the brochure. If you wish to enroll, simply complete the enclosed enrollment card and return it in the envelope provided.

We appreciate your continued support of First Commerce
Bancshares, Inc. and are pleased to offer you the benefits of this Plan.

Sincerely,

FIRST COMMERCE BANCSHARES, INC.


James Stuart, Jr.
Chairman and CEO

              DIVIDEND REINVESTMENT PLAN
                        FOR
             SHAREHOLDERS OF COMMON STOCK
                        AND
             EMPLOYEE STOCK PURCHASE PLAN
                     (Summary)

This Plan offers you a convenient method of investing your cash dividends paid and optional cash contributions in additional shares of Class B Non-Voting Common Stock of
First Commerce Bancshares, Inc. without incurring administrative costs.

The Plan
Your cash dividends and optional cash contributions are automatically invested in additional shares of First
Commerce Bancshares, Inc. Class B Non-Voting Common Stock.
These shares earn additional dividends which increase your investment in First Commerce Bancshares, Inc. common stock.

Cost to You
Your cost is limited to the price of the shares of common stock purchased for you. The purchase price is the average price of all shares purchased in connection with a given dividend payment or with a given monthly cash contribution.
There are no service charges or brokerage commissions connected with stock purchases. These costs are paid by First Commerce Bancshares, Inc.

Dollar Averaging
Purchase of shares of common stock through this Plan can also provide the advantage of dollar-cost averaging your investment over a period of time.

Account Statement
A statement is sent to you from Mellon Bank, N.A. (Plan
Administrator) each time your dividends or voluntary cash contributions are invested.

Withdrawal at any Time
Participation in the Plan is entirely voluntary and you may withdraw, in whole or in part, at any time as outlined in the following Plan. Your shares under the Plan may be distributed to you in the form of stock certificates or such stock held in your account may be sold at your request with you receiving the proceeds from such sale, less the brokerage commission and an administrative fee of $10 for a termination or $5.00 for a liquidation, charged by the Plan Administrator.

Income Tax Information
Even though your cash dividends will be reinvested, they are subject to income taxes as if they were paid to you in cash. In addition, the Internal Revenue Service has ruled that the service charges and brokerage commissions paid by First Commerce Bancshares, Inc. on your behalf are treated as dividend income to you. We estimate that the total additional income reportable for most Participants related to such service charges and brokerage commissions will be minimal. The information return sent to you and the Internal Revenue Service at year end will show each of the amounts paid on your behalf.

Who May Participate
In order to participate, you must hold First Commerce Bancshares, Inc. Common Stock in your own name, not in the name of a broker, or be a full-time salaried employee of First Commerce Bancshares, Inc. or one of its subsidiaries. Owners of Class A Common Stock who elect to participate will have their dividends reinvested in Class B Non-Voting Common Stock.

It's Easy to Enroll
Employees may enroll by signing the Employee Authorization
Form and returning the form to the Human Resources Division of National Bank of Commerce. Holders of First Commerce
Bancshares, Inc. common stock may enroll in the Plan by signing and mailing the enclosed Authorization Form in the envelope provided directly to:

     Mellon Bank, N.A.
     P.O. Box 750
     Pittsburgh, PA  15230
     Attention: Dividend Reinvestment Plan Administration

All communications concerning the Plan should be sent to the above address.

More Information
Please refer to the enclosed copy of the Plan for more information related to enrollment, participation and other matters regarding the Plan.

                  FIRST COMMERCE BANCSHARES, INC.
                    DIVIDEND REINVESTMENT PLAN
                              AND
                   EMPLOYEE STOCK PURCHASE PLAN


On October 17, 1995, the Board of Directors of First Commerce Bancshares, Inc. (the "Company") adopted the First Commerce Bancshares, Inc. Dividend Reinvestment Plan and Employee Stock Purchase Plan (the "Plan") under which shares of the Company's Class B Non-Voting Common Stock, par value $.20 per share (the "Common Stock"), are available for purchase by the employees and stockholders of the Company by means of reinvestment of cash dividends paid on either Class A or Class B Non-Voting Common Stock and by optional cash deposits received from Participants. Purchases of Class B Non-Voting Common Stock under the Plan will be made in the open market. The Plan will remain in effect until amended, altered or terminated by the Company. Stockholders who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. The Plan is set forth below as a series of questions and answers.


PURPOSE AND ADVANTAGES

1.  What is the purpose of the Plan?
The purpose of the Plan is to provide Participants with a simple, convenient and economical method of reinvesting cash dividends paid on shares of Common Stock of the Company and by optional cash contributions. The Plan allows Participants to have all cash dividends paid on their shares of Class A or Class B Common Stock automatically reinvested in Class B Non-Voting Common Stock of the Company.

2.  What are the advantages of the Plan?
Participants may increase their holdings of Class B Non-Voting Common Stock with the reinvestment of cash dividends received on previously owned Common Stock registered in their names and by optional cash contributions. Regular statements of account provide each Participant with a record of each transaction. Participation in the Plan is entirely voluntary. You may join or terminate your participation at any time prior to a particular dividend record date by making timely written notice to the Plan Administrator (see Question 3).

ADMINISTRATION

3.  Who administers the Plan for participants?
Mellon Bank, N.A. the Company's stock transfer agent, (hereinafter referred to as "Plan Administrator") administers the Plan for Participants by maintaining records, sending statements of account to Participants and performing other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered in the name of the Plan Administrator's nominee and are credited to the accounts of the Participants in the Plan. The Plan Administrator acts in the capacity as agent for Participants in the Plan. The Company may replace the Plan Administrator at any time within its sole discretion.


PARTICIPATION

4.  Who is eligible to participate?
All holders of record of Class A or Class B Non-Voting
Common Stock of the Company and all full-time salaried employees of the Company and its subsidiaries, even if they are not stockholders, are eligible to participate in the Plan. Beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker or nominee) must become stockholders of record in order to participate in the Plan, and may do so by requesting their broker or nominee to transfer such shares into their own names. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant's shares of Common Stock. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in such a Plan are not eligible to participate in the Plan.

SEE QUESTIONS 14-20 WITH RESPECT TO PARTICIPATION IN THE
PLAN BY EMPLOYEES.

5.  How does an eligible stockholder participate?
To participate in the Plan, a stockholder of record must simply complete and sign an Authorization Form and return it to the Plan Administrator. An Authorization Form is enclosed herewith. Additional copies of the Authorization Form will be provided from time to time to the holders of the Company's Common Stock, and may be obtained at any time by written request to the Mellon Bank, N.A., P.O. Box 750, Pittsburgh, Pennsylvania 15230, Attn: Dividend Reinvestment Plan Administrator.

6.  When may an eligible stockholder join the Plan?
A stockholder of record at the time of enrollment owning shares of Class A Voting or Class B Non-Voting Common Stock may join the Plan at any time. If the Authorization Form is received by the Plan Administrator on or before the record date for a dividend payment, and the Participant elects to reinvest the dividends in shares of Class B Non-Voting Common Stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in the Company's dividend policy or a guarantee of the payment of any future dividends.

SEE QUESTION 9 FOR OPTIONAL CASH CONTRIBUTIONS.

7.  What does the Authorization Form provide?
The Authorization Form directs the Company to pay to the Plan Administrator for the account of the participating stockholder of record all dividends on the shares registered in the name of the Participant as reflected on the records of the Company's stock transfer agent, as well as dividends paid on the shares credited to the Participant's account under the Plan. It also appoints the Plan Administrator (or such other plan administrator as the Company may from time to time designate) as agent for the stockholder and directs such agent to apply all of such dividends to the purchase of additional shares of Class B Non-Voting Common Stock in accordance with the terms and conditions of the Plan. Such Authorization Form may also authorize the investment of additional cash contributions for the purchase of shares of Class B Non-Voting Common Stock as of the next Investment Date. (See Question 9.)

8. May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of Common Stock registered in that stockholder's name?

Reinvestment of dividends is limited to all dividends paid on a class of Common Stock registered in your name and all Class B Non-Voting Common Stock held in a Participant's account under the Plan. Dividends paid on Class A or Class B Common Stock registered in the name of a broker or nominee are not eligible for reinvestment under the Plan. You may elect to have dividends on your Class B Non-Voting Common Stock reinvested and elect to have dividends on your Class A Voting Common Stock paid directly to you. If you elect to have your Class A Voting Common Stock dividends reinvested, they will be reinvested in Class B Non-Voting Common Stock. However, some stockholders may have Shares registered in more than one name (for example, some Shares registered in the name "John Smith" and others registered in the name "J Smith"). In such a situation, the stockholder will receive an Authorization Form for each registration. If this occurs, the stockholder has the choice of signing and returning any of the Authorization Forms, but the stockholder must return all Authorization Forms in order to have all dividends on all Shares reinvested. (See Question 4 for eligibility requirements.)

OPTIONAL CASH CONTRIBUTIONS

9. May a Participant make additional cash payments under the Plan?
Yes. In addition to the reinvestment of dividends paid on shares of Common Stock, Participants may make optional cash contributions of between $25.00 and $500.00 per month for the purchase of additional shares of Class B Non-Voting Common Stock. The Company will not approve investment of optional cash contributions in excess of the stated limit. All optional cash contributions received by the first day of each month will be used to purchase additional shares starting on the 5th day of the same month except for the months when the quarterly dividend is paid. For months when the quarterly dividend is paid, cash contributions will be co-mingled with the reinvestment funds and invested on the payment date for the dividend. No interest will be paid by the Plan Administrator on optional cash contributions pending their investment in Class B Non-Voting Common Stock. OPTIONAL CASH CONTRIBUTIONS DO NOT CONSTITUTE DEPOSITS OR SAVINGS ACCOUNTS ISSUED BY A SAVINGS INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     Upon written request addressed to the Plan
Administrator received at least five business days prior to the next Investment Date, any optional cash contributions received which have not yet been invested in Common Stock will be reimbursed to the Participant.

PURCHASES

10.  When will purchases be made?
     Purchases under the Plan will be made during each calendar month on each "Investment Date", which will be the fifth day of each month as to optional cash contributions received by the first day of that month, except for months when the quarterly dividend is paid and in those months the dividend payment date, or as soon as practicable thereafter, will be the "Investment Date". Purchases of Common Stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Daily purchases by the Plan in the open-market shall not exceed 25 percent of the average daily volume of the Common Stock traded during the preceding four weeks as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"). No interest will be paid by the Plan Administrator on optional cash contributions or dividend contributions pending their investment in Class B Non-Voting Common Stock.

     In the event applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of shares of Class B Non-Voting Common Stock of the Company, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of Class B Non-Voting Common Stock of the Company are not available for purchase for a period longer than 30 days from the prior dividend payment date or the date of the optional cash contribution, as the case may be, the Plan Administrator will promptly mail to each Participant a check in the amount of any unapplied funds in the Participant's account.

11. How many shares of Common Stock will be purchased for Participants?
The number of shares that will be purchased for each Participant on any Investment Date will depend on the amount of the Participant's cash dividend and any optional cash contributions received within 30 days prior thereto, and the purchase price of the shares of the Class B Non-Voting Common Stock. Each Participant's account will be credited with that number of shares (including fractional shares computed to four decimal places) equal to the total amount to be invested, divided by the applicable purchase price (computed to seven decimal places).

12. What will be the price of shares of Class B Non-Voting Common Stock purchased under the Plan?
In making purchases of Class B Non-Voting Common Stock for the Participant's account associated with each Investment Date, the Plan Administrator will co-mingle the Participant's funds with those of other Participants under the Plan. The price of shares of Class B Non-Voting Common Stock purchased in the open market for Participants in the Plan with reinvested dividends on their Common Stock and optional cash contributions for each Investment Date will be equal to the average price of all shares of the Common Stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. The Common Stock is traded in the over-the-counter market on the NASDAQ Small Cap Market. The Company will bear all costs of administering the Plan, except as described under Question 21 below.

13. How are dividends on shares purchased through the Plan applied? The purpose of the Plan is to provide the Participant with a convenient method of purchasing shares of Class B Non-
Voting Common Stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of Class B Non-Voting Common Stock unless and until the Participant elects to terminate participation in the Plan.

EMPLOYEE PARTICIPATION

14. Which employees are eligible to participate?
All full-time salaried employees of the Company and its subsidiaries with not less than six months' service are eligible to participate in the Plan. Employees need not be stockholders of record in order to participate.

15. In whose names will Employee-Participants' certificates be registered when issued?
In the case of an Employee who is not a stockholder at the time of entry into the Plan, such Employee-Participant's account under the Plan will be maintained in the Employee-Participant's name. The Employee-Participant may designate a co-owner by completing the appropriate designation on the Employee's Authorization Form. Certificates for whole shares, when issued, will be registered in the name or names in which the account under the Plan is maintained unless otherwise directed with the appropriate transfer documents.

16. What are the rights of Employee-Participants under the Plan?
In general, Employee-Participants shall have the same rights, and shall be governed by the same terms, under the Plan as Stockholder-Participants. However, Employees who are not stockholders at the time of entry into the Plan may participate in the Plan if they check ONLY the "Optional Cash Contributions" box on the Authorization Form. IT SHOULD BE REMEMBERED THAT EVEN IF THE PARTICIPANT PARTICIPATES ONLY IN THE OPTIONAL CASH CONTRIBUTION FEATURE, THE PLAN ADMINISTRATOR WILL REINVEST DIVIDENDS ON SHARES CREDITED TO THE PARTICIPANT'S ACCOUNT.

17. How may Employees make optional cash contributions? Employees may make optional cash contributions through payroll deduction and/or by sending cash directly to the Plan Administrator. To join the plan, the Employee Authorization Form must be completed and delivered to the National Bank of Commerce Human Resources Division. The Employee may authorize payroll deductions, to be used for the purchase of Shares pursuant to the Plan, in increments of $5.00, but not less than $20.00 per month, nor more than $500 per month. Employee-Participants may increase or decrease, within the above limits, the amount of such deductions by executing an additional Employee Authorization Form available on request from the National Bank of Commerce Human Resources Division.

     In addition to, or in lieu of, payroll deductions, optional cash contributions may be made by Employees in the same manner as by other Participants. Optional cash contributions cannot be less than $25.00 per payment nor more than $500 per calendar month. The same amount of money need not be sent each month, and there is no obligation to make an optional cash contribution each month; however, the total of payroll deductions and additional optional cash contributions may not exceed $500 in any calendar month. Such optional cash contributions may be made by an Employee by enclosing a check (made payable to Mellon Bank, N.A.) with the Employee Authorization Form and delivering the check and the form to the National Bank of Commerce Human Resources Division (for validation and forwarding to the Plan Administrator) when joining, or at any time thereafter by forwarding such a check with a cash contribution form which will be enclosed with the periodic statements of account sent to participants.

18. How does an Employee-Participant withdraw from the Plan?
In order to withdraw from the Plan, an Employee-Participant must notify the Plan Administrator in writing of a desire to withdraw, and Employee-Participants making optional cash contributions through payroll deductions must also notify the National Bank of Commerce Human Resources Division in writing to terminate the payroll deduction.

19. What happens when an Employee-Participant leaves the Company?
If an Employee-Participant retires, dies or leaves the employment of the Company or one of its subsidiaries, the Plan Administrator will continue to reinvest the dividends on the Shares credited to the Employee-Participant's account under the Plan until otherwise notified. Such individual shall, at that time, be regarded as a Stockholder-Participant and not as an Employee-Participant. If less than one full share is credited to such Employee-Participant's Plan account, the Plan Administrator reserves the right to close such account, sell the fractional Share, and send to the Employee the liquidation value of the fractional Share, less any applicable brokerage commissions. The account will then be closed.

20. Are there any special income tax consequences for Employee-Participants in the Plan?
No.  (See Question 29)

COSTS

21. Are there any expenses to Participants in connection with purchases under the Plan?
Except for costs associated with the actual purchase price of the Class B Non-Voting Common Stock, Participants will make such purchases without the payment of any fees. The Company will pay all such fees and administrative expenses, including brokerage commissions, in connection with purchases of shares of Class B Non-Voting Common Stock under the Plan. There are no service charges to Participants in connection with purchases of shares of Class B Non-Voting Common Stock under the Plan. All costs of administration of the Plan are paid by the Company. However, if a Participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan or otherwise, the Participant will pay the applicable brokerage commission associated with the sale of such Class B Non-Voting Common Stock, any required transfer tax, and applicable service charges, including an administrative fee of $10 for a termination and $5.00 for a liquidation charged by the Plan Administrator.

REPORTS TO PARTICIPANTS

22. How will Participants be advised of their purchases of stock?
As soon as practicable after each purchase, the Participant will receive a statement of account from the Plan
Administrator. These statements are the Participant's continuing record of the cost of shares purchased and the number of shares acquired, and should be retained for tax purposes. Participants will also receive, from time to time, communications sent to other holders of the Common
Stock.

DIVIDENDS

23. Will Participants be credited with dividends on shares held in their account under the Plan?
Yes. The Participant's account will be credited with dividends paid on full shares and fractional shares credited to the Participant's account. The Plan Administrator will reinvest the dividends received in additional shares of Class B Non-Voting Common Stock.

STOCK CERTIFICATES

24. Will stock certificates be issued for shares of Common Stock purchased?
The Plan Administrator will hold all stock certificates representing purchases of Common Stock under the Plan in the name of its nominee. Normally, certificates for Class B Non-Voting Common Stock purchased under the Plan will not be issued to Participants. The number of shares credited to an account under the Plan will be shown on the Participant's statement of account.

     The Participant may receive certificates for full shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator.
Participants may request periodic issuance of certificates for all full shares in the account. When certificates are issued to the Participant, future dividends on such shares will be reinvested in shares of Class B Non-Voting Common
Stock. Any undistributed shares will continue to be reflected in the Participant's account.

     The Participant's rights under the Plan and shares credited to the account of the Participant under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

     Accounts under the Plan are maintained in the names in which the certificates of Participants were registered at the time they entered the Plan. Additional certificates for whole shares will be similarly registered when issued. (See Question 15 for registration of shares of an Employee-Participant.)

WITHDRAWAL FROM THE PLAN

25.  How does a Participant withdraw from the Plan?
A Participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator (See Question 5 for the full name and address of the Plan Administrator). When a Participant withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the Participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. (See Question 24 for partial withdrawal of securities from a Participant's account.)

     Upon withdrawal from the Plan, the Participant may also request that all of the shares credited to his or her account be sold by the Plan Administrator. If such sale is requested, the Plan Administrator will place a sale order, as promptly as possible after the processing of the request for withdrawal, for the account of the Participant through an agent designated by the Plan Administrator at the prevailing market price at the time of such sale. The Participant will receive from the Plan Administrator a check for the proceeds of the sale less any applicable brokerage commission and any transfer tax and an administrative fee of $10 for a termination or $5.00 for a liquidation charged by the Plan Administrator.

26. What happens to a fraction of a share when a Participant withdraw from the Plan?
When a Participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the Participant's account will be mailed directly to the Participant. The cash adjustment will be based on the closing price of the Class B Non-Voting Common Stock on the effective date of the withdrawal. In no case will certificates representing a fractional share interest be issued.

OTHER INFORMATION

27. What happens if the Company issues a stock dividend or declares a stock split or makes a rights offering?
Any shares representing stock dividends or stock splits distributed by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Shares representing stock dividends or split shares distributed on shares registered in the name of the Participant will be mailed directly to such Participant in the same manner as to stockholders who are not participating in the Plan.

     In the event the Company makes a rights offering of any of it securities to holders of Class A or Class B Common Stock, Participants in the Plan will be notified by the Company in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer full Plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the Participant and the Plan Administrator.

28. How will a Participant's shares held under the Plan be voted at meetings of stockholders?
Shares of Class B Non-Voting Common Stock are not entitled to vote except as specified in the Nebraska Business Corporation Act. However, if the Class B shares are entitled to vote, then shares credited to the account of a Participant under the Plan will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares in the Company and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of Class B Non-Voting Common Stock held by the Plan to the participating stockholder.

     Where no instructions are received from a Participant with respect to a Participant's shares held under the Plan, or otherwise, such shares shall not be voted unless the Participant votes such shares in person.

29. What are the income tax consequences of participation in the Plan?
In general, a Participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of Common Stock who elect to receive cash dividends directly. A Participant is treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the cash dividend reinvested (to the extent that the Company has earnings and profits), even though that amount was not actually received by the Participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. A Participant's share of brokerage fees paid by the Company will be an additional dividend to that Participant.

     The basis of each share of Class B Non-Voting Common Stock credited to a Participant's account pursuant to the dividend reinvestment aspect of the Plan is the cash dividend reinvested in Class B Non-Voting Common Stock, increased by any brokerage fees treated as a dividend to the Participant with respect to those shares, and the holding period for such shares begins on the day following the Transaction Date. The Transaction Date is the date all purchases are completed with respect to a given Investment Date.

     Shares purchased with optional cash contributions have a tax basis equal to the amount of such payments, increased by the amount of brokerage fees, if any, treated as a dividend to the Participant with respect to those Shares.
The holding period for such Shares begins on the day following the Transaction Date.

     Participants should not be treated as receiving an additional taxable dividend based upon their pro rata share of the costs of administering the Plan which are paid by the Company. However, there can be no assurance that the Internal Revenue Service ("IRS") will agree with this position. The Company has no present plans to seek formal advice from the IRS on this issue.

     The receipt by a Participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan, or pursuant to the request of the Participant, will not result in the recognition of taxable income. A Participant will recognize a gain or loss when fractional shares are sold on behalf of the Participant upon withdrawal from the Plan or when the Participant sells shares after the Participant's withdrawal from the Plan.

     All Participants are advised to consult with their own tax advisors to determine the particular tax consequences which may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

30. What are the responsibilities of the Company under the Plan?
The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death or judicially declared incompetency or with respect to the prices at which shares are purchased for the Participant's account, and the times when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of Common Stock made under the Plan on behalf of the Participant.

     The Company shall interpret the Plan; all such interpretations and determinations made by the Company shall be conclusive. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Nebraska.

31. Who bears the risk of market price fluctuations in the Class B Non-Voting Common Stock?
A Participant's investment in shares acquired under the Plan is no different from direct investment in shares of the Company. The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither the Company nor the Plan Administrator make any representations with respect to the future value of the Class B Non-Voting Common Stock purchased under the Plan. The Participant should recognize that the Company, the Plan Administrator and related parties cannot assure the Participant against a loss related to investment in the Class B Non-Voting Common Stock purchased or sold under the Plan.

32.  May the Plan be changed or discontinued?
The Plan may be amended, suspended, modified or terminated at any time by the Board of Directors of the Company without the approval of the Participants. Notice of any such suspension or termination or material amendment or modification will be sent to all Participants, who shall at all times have the right to withdraw from the Plan.

     The Company or the Plan Administrator may terminate a Participant's individual participation in the Plan at any time by written notice to the Participant. In such event, the Plan Administrator will request instructions from the Participant for disposition of the shares in the account.
If the Plan Administrator does not receive instructions from the Participant, it will send the Participant a certificate for the number of full shares held for the Participant under the Plan and a check for any fractional share.

Stock

First Commerce Bancshares, Inc. is listed on the Nasdaq
Small Cap System (NASDAQ) under the symbol "FCBIA" for Class
A Common Stock, and "FCBIB" for Class B Non-Voting Common
Stock.

Registrar and Transfer Agent

     Mellon Bank, N.A.
     c/o Mellon Securities Transfer Services
     85 Challenger Road
     Overpeck Centre
     Ridgefield Park, NJ  07660
     1-800-756-3353

     TO:  Mellon Bank, N.A.
          AUTHORIZATION FOR AUTOMATIC DIVIDEND REINVESTMENT
          FOR  SHAREHOLDERS OF FIRST COMMERCE BANCSHARES, INC.

DIVIDEND REINVESTMENT
______ I hereby authorize FIRST COMMERCE BANCSHARES, INC. to pay to Mellon Bank, N.A., as my agent for my account all cash dividends due me on shares of First Commerce Bancshares, Inc. Class A Common Stock for which I am the holder of record. I want to reinvest dividends on all shares registered in my name for the purchase of full or fractional shares of First Commerce Bancshares, Inc. Class B Non-Voting Common Stock in accordance with the terms of the First Commerce Bancshares, Inc. Dividend Reinvestment Plan ("Plan"). I must own at least one share of Common Stock as of the dividend record date in order to direct the reinvestment of such cash dividend.

______ I hereby authorize FIRST COMMERCE BANCSHARES, INC. to pay to Mellon Bank, N.A., as my agent for my account all cash dividends due me on shares of First Commerce Bancshares, Inc. Class B Non-Voting Common Stock for which I am the holder of record. I want to reinvest dividends on all shares registered in my name for the purchase of full or fractional shares of First Commerce Bancshares, Inc. Class B Non-Voting Common Stock in accordance with the terms of the First Commerce Bancshares, Inc. Dividend Reinvestment Plan ("Plan"). I must own at least one share of Common Stock as of the dividend record date in order to direct the reinvestment of such cash dividend.

OPTIONAL CASH CONTRIBUTION
______ I further authorize the investment of $____________________ for the purchase of additional shares of FIRST COMMERCE BANCSHARES, INC. Class B Non-Voting Common Stock as of the next Investment Date (minimum of $25.00, maximum of $500.00 per month), in accordance with the Plan. Please make checks payable to: Mellon Bank, N.A.

I understand that the purchases of Class B Non-Voting Common
Stock will be made subject to the terms and conditions of the Plan, and that I can terminate this authorization any time by notifying Mellon Bank, N.A.

This Authorization Form, when signed, should be mailed to Dividend Reinvestment Administration, PO Box 750,
Pittsburgh, PA 15230-9625. An addressed envelope is provided for that purpose.


                    ____________________________________________
                    Shareholder



                    ____________________________________________
                    Shareholder



                    ____________________________________________
                    Date

                    Please sign exactly as name(s) appears hereon. If shares are held jointly, each shareholder must sign.

NOTE: THIS IS NOT A PROXY.